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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

        Date of Report (Date of Earliest Event Reported): April 16, 1999


                                  GO2NET, INC.
             (Exact Name of Registrant as Specified in its Charter)



       Delaware                                   0-22047                         91-1710182
(State or other jurisdiction of              (Commission File                   (IRS Employer
incorporation or organization)                    Number)                   Identification Number)

    999 Third Avenue, Suite 4700
             Seattle, WA                             98104
  (Address of principal executive                 (Zip Code)
    offices)

        Registrant's telephone number, including area code (206) 447-1595
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Item 5.  Other Events

         On April 16, 1999, Go2Net, Inc., a Delaware corporation (the "Company"), entered into an Agreement and Plan of Merger (the "Agreement") by and among the Company, HO Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("HO"), Haggle Online, a Delaware corporation ("Haggle"), and the principal shareholder of Haggle, pursuant to which HO was merged with and into Haggle (the "Merger"). As a result of the Merger, Haggle became a wholly-owned subsidiary of the Company. It is intended that the Merger will qualify as a tax-free reorganization.

         In the Merger, all outstanding shares of Common Stock of Haggle and options to purchase Common Stock of Haggle were converted into 41,032 shares and options to purchase Common Stock, par value $.01 per share, of the Company at an Exchange Ratio of .01025. All outstanding options to purchase Common Stock of Haggle have been assumed by the Company.

         Under the terms of the Agreement and related Escrow Agreement dated as of April 16, 1999, an aggregate of 4,100 shares of Common Stock of the Company will be held in escrow for the purpose of indemnifying the Company against certain liabilities of Haggle and its principal stockholder.

         On April 28, 1999, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, USAO Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("USAO"), Virtual Avenue, Inc., a New Jersey corporation ("Virtual"), USAOnline, Inc., a New Jersey corporation ("USAOnline") and those parties named therein, pursuant to which USAO was merged with and into USAOnline (the "Transaction"). As a result of the Transaction, USAOnline became a wholly-owned subsidiary of the Company. It is intended that the Transaction will qualify as a tax-free reorganization.

         In the Transaction, all outstanding shares of Common Stock of USAOnline were converted into 150,000 shares of Common Stock, par value $.01 per share of the Company at an Exchange Ratio of 1.11111.

     Under the terms of the Merger Agreement and related Escrow Agreement dated as of April 28, 1999, an aggregate of 37,500 shares of Common Stock of the Company will be held in escrow for the purpose of indemnifying the Company against certain liabilities of USAOnline and its stockholders.

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                                   SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                          GO2NET, INC.

Date:  May 3, 1999                        By:/s/Russell C. Horowitz
                                          Russell C. Horowitz
                                          President and Chief Executive Officer